================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       ----------------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  MARCH 1, 1997



                               MAGNA GROUP, INC.
             (Exact name of registrant as specified in its charter)


      DELAWARE                      1-12405                     37-0996453
   (State or other              (Commission File             (I.R.S. Employer
   jurisdiction of                   Number)                  Identification
    organization)                                                Number)


             ONE MAGNA PLACE
      1401 SOUTH BRENTWOOD BOULEVARD
           ST. LOUIS, MISSOURI                          63144-1401
 (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code:  (314) 963-2500




================================================================================

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

           On March 4, 1997, the Registrant filed a Current Report on Form 8-K and reported under Item 5 the completion of its acquisition of Homeland Bankshares Corporation, Waterloo, Iowa ("Homeland"). This Current Report on Form 8-K/A amends such previous filing to report the acquisition of Homeland under Item 2.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

      (a)  Financial Statements of Business Acquired

                  Consolidated Balance Sheets of Homeland as of December 31, 1996 and 1995

                  Consolidated Statements of Income of Homeland for the years ended December 31, 1996, 1995 and 1994

                  Consolidated Statements of Cash Flows of Homeland for the years ended December 31, 1996, 1995 and 1994

                  Consolidated Statements of Changes in Stockholders' Equity of Homeland for the years ended December 31, 1996, 1995 and 1994

      (b)  Pro Forma Financial Information

                  Unaudited Pro Forma Combined Consolidated Balance Sheet of the Registrant as of December 31, 1996

                  Unaudited Pro Forma Combined Consolidated Statement of Income of the Registrant for the Twelve Months ended December 31, 1996

      (c)  Exhibits

                  None



                            *          *          *

                       [letterhead of Deloitte & Touche LLP]




INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
 of Homeland Bankshares Corporation
Waterloo, Iowa

We have audited the accompanying consolidated balance sheets of Homeland Bankshares Corporation and its subsidiaries (Homeland) as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Homeland's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Homeland as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, on January 21, 1997, the stockholders of Homeland approved the proposed merger of Homeland with Magna Group, Inc.



/s/ Deloitte & Touche LLP

January 21, 1997





---------------
Deloitte Touche
Tohmatsu
International
---------------

HOMELAND BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                               DECEMBER 31,
(Dollars in thousands, except per share data)               1996        1995
-----------------------------------------------------------------------------
ASSETS
Cash and due from banks                                $   59,266  $   46,072
Federal funds sold                                         29,475      73,850
-----------------------------------------------------------------------------
Total cash and cash equivalents                            88,741     119,922

Securities available for sale, amortized cost
 $170,550 ($216,565 in 1995)                              171,122     217,556

Loans
 Commercial, financial, and agricultural                  181,274     178,662
 Commercial real estate                                   264,528     213,957
 Consumer real estate                                     342,651     318,461
 Consumer                                                 135,167     133,709
-----------------------------------------------------------------------------
Total loans                                               923,620     844,789
 Allowance for loan losses                                 (9,432)     (8,603)
-----------------------------------------------------------------------------
Net loans                                                 914,188     836,186

Premises and equipment                                     24,041      24,609
Intangible assets                                          16,558      18,471
Other assets                                               13,875      16,163
-----------------------------------------------------------------------------

Total assets                                           $1,228,525  $1,232,907
=============================================================================

LIABILITIES
Deposits
 Noninterest bearing demand                            $  138,647  $  123,902
 Interest bearing demand                                  104,298     106,447
 Money market                                             163,560     174,000
 Savings                                                   64,451      68,477
 Time                                                     500,796     489,893
-----------------------------------------------------------------------------
Total deposits                                            971,752     962,719

Federal funds purchased                                    47,100      70,225
Other short-term borrowings                                18,193      15,587
Accrued expenses and other liabilities                     10,486      13,130
Long-term borrowings                                       46,947      43,925
-----------------------------------------------------------------------------

Total liabilities                                       1,094,478   1,105,586
-----------------------------------------------------------------------------

Commitments and Contingencies (Notes 3, 6, 8,
 9, 15, and 16)

STOCKHOLDERS' EQUITY
Common stock, $12.50 par value; 25,000,000
 shares authorized; 5,703,378 shares issued
 and outstanding (5,740,513 in 1995)                       71,292      71,756
Additional paid-in capital                                    ---         246
Retained earnings                                          62,396      54,697
Net unrealized gain on securities available for
 sale, net of income taxes                                    359         622
-----------------------------------------------------------------------------

Total stockholders' equity                                134,047     127,321
-----------------------------------------------------------------------------

Total liabilities and stockholders' equity             $1,228,525  $1,232,907
=============================================================================

See notes to consolidated financial statements


HOMELAND BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
                                                              YEARS ENDED DECEMBER 31,
(Dollars in thousands, except per share data)               1996        1995        1994
-----------------------------------------------------------------------------------------
Interest income
 Loans                                                    $77,906     $74,098     $52,913
 Taxable securities                                        10,262      14,520      14,390
 Tax-exempt securities                                      1,666       2,015       2,725
 Federal funds sold                                         2,160       1,847       1,915
 Other short-term investments                                 ---         ---         153
-----------------------------------------------------------------------------------------

Total interest income                                      91,994      92,480      72,096
-----------------------------------------------------------------------------------------

Interest expense
 Deposits                                                  35,019      36,239      26,484
 Short-term borrowings                                      4,276       7,060       3,795
 Long-term borrowings                                       2,766       1,505         161
-----------------------------------------------------------------------------------------

Total interest expense                                     42,061      44,804      30,440
-----------------------------------------------------------------------------------------

Net interest income                                        49,933      47,676      41,656
 Provision for loan losses                                  2,315         941         296
-----------------------------------------------------------------------------------------

Net interest income after provision for loan losses        47,618      46,735      41,360
-----------------------------------------------------------------------------------------

Noninterest income
 Data processing services                                   2,368       2,511       2,529
 Trust services                                             2,460       2,450       2,228
 Student loan servicing fees                                1,094       1,086         272
 Deposit account service charges                            3,483       3,094       2,733
 Securities gains (losses)                                     44          31         (17)
 Other                                                      2,689       2,493       1,931
-----------------------------------------------------------------------------------------

Total noninterest income                                   12,138      11,665       9,676
-----------------------------------------------------------------------------------------

Noninterest expenses
 Personnel                                                 19,798      18,998      16,655
 Occupancy                                                  2,937       2,712       2,479
 Equipment                                                  2,440       2,367       2,358
 Supplies                                                     977       1,111         889
 Advertising and promotion                                  1,485       1,741       1,716
 FDIC insurance                                             2,230       1,381       1,971
 Intangible amortization                                    2,163       2,149       1,462
 Other real estate owned                                      (75)       (276)       (566)
 Other                                                      5,224       6,167       5,368
-----------------------------------------------------------------------------------------

Total noninterest expenses                                 37,179      36,350      32,332
-----------------------------------------------------------------------------------------

Income before income taxes                                 22,577      22,050      18,704
Income tax expense                                          8,758       8,429       6,443
-----------------------------------------------------------------------------------------

Net income                                                $13,819     $13,621     $12,261
=========================================================================================

Net income per share                                      $  2.41     $  2.37     $  2.14
=========================================================================================

Average number of shares outstanding                    5,724,315   5,744,836   5,732,133
=========================================================================================

See notes to consolidated financial statements

HOMELAND BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                               YEARS ENDED DECEMBER 31,
(Dollars in thousands)                                      1996        1995        1994
------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                $ 13,819    $ 13,621   $  12,261
Adjustments to reconcile net income to net
 cash provided by (used for) operating activities
  Amortization and accretion                                 3,081       2,525         741
  Depreciation                                               1,991       1,972       1,927
  Provision for loan losses                                  2,315         941         296
  Provision for deferred income taxes                         (321)        958         (44)
  Net loss (gain) on securities
   Available for sale                                          (44)        (21)         20
   Held to maturity                                            ---         (10)         (3)
  Net gain on sales of other assets                           (243)       (154)       (632)
  Decrease (increase) in other assets                        2,453      (1,398)      2,198
  Decrease in accrued expenses and other liabilities        (2,323)       (164)     (4,210)
------------------------------------------------------------------------------------------

Net cash provided by operating activities                   20,728      18,270      12,554
------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Cash and cash equivalents acquired, net of payment
 for purchase of financial institution                         ---         ---     (41,932)
Divestiture of branch offices, net of cash and cash
 equivalents                                                   ---         ---     (46,853)
Proceeds from sales of securities
 Available for sale                                            515         149      25,841
 Held to maturity                                              ---         ---         ---
Proceeds from maturities and calls of securities
 Available for sale                                         86,907      78,403      55,650
 Held to maturity                                              ---      47,774      48,603
Purchases of securities
 Available for sale                                        (39,057)    (56,649)    (50,152)
 Held to maturity                                              ---        (616)     (9,066)
Net increase in loans                                      (83,841)    (52,300)    (95,839)
Purchases of premises and equipment                         (2,119)     (2,205)     (2,391)
Proceeds from sales of other assets                            980       1,754       1,286
------------------------------------------------------------------------------------------

Net cash provided by (used for) investing activities       (36,615)     16,310    (114,853)
------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in deposits                                     9,033      13,359      17,542
Net increase (decrease) in federal funds purchased         (23,125)     42,800     (12,575)
Net increase (decrease) in other short-term borrowings       2,606     (68,733)     69,986
Proceeds from long-term borrowings                           3,300      41,700       2,450
Repayments of long-term borrowings                            (278)       (225)     (3,000)
Payments of cash dividends                                  (5,206)     (4,992)     (4,808)
Proceeds from stock options                                  1,514          41         975
Common stock purchased                                      (3,138)        ---         ---
------------------------------------------------------------------------------------------

Net cash provided by (used for) financing activities       (15,294)     23,950      70,570
------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents       (31,181)     58,530     (31,729)
Cash and cash equivalents at beginning of year             119,922      61,392      93,121
------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                  $ 88,741    $119,922   $  61,392
==========================================================================================

See notes to consolidated financial statements

HOMELAND BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                                                                                                    NET
                                                                     ADDITIONAL                 UNREALIZED
                                                         COMMON        PAID-IN    RETAINED      SECURITIES
(Dollars in thousands, except per share data)             STOCK        CAPITAL    EARNINGS      GAIN (LOSS)    TOTAL
----------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                               $70,984        $   2      $38,615        $   778     $110,379
 Net income                                                  ---          ---       12,261            ---       12,261
 Cash dividends - $.84 per share                             ---          ---       (4,808)           ---       (4,808)
 Common stock issued under stock option plans                750          225          ---            ---          975
 Net unrealized loss on securities available for sale        ---          ---          ---         (4,065)      (4,065)
----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                              71,734          227       46,068         (3,287)     114,742
 Net income                                                  ---          ---       13,621            ---       13,621
 Cash dividends - $.87 per share                             ---          ---       (4,992)           ---       (4,992)
 Common stock issued under stock option plans                 22           19          ---            ---           41
 Reclassification of securities from held to
  maturity to available for sale                             ---          ---          ---            597          597
 Net unrealized gain on securities available for sale        ---          ---          ---          3,312        3,312
----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                              71,756          246       54,697            622      127,321
 Net income                                                  ---          ---       13,819            ---       13,819
 Cash dividends - $.91 per share                             ---          ---       (5,206)           ---       (5,206)
 Common stock issued under stock option plans                814          700          ---            ---        1,514
 Common stock purchased                                   (1,278)        (946)        (914)           ---       (3,138)
 Net unrealized loss on securities available for sale        ---          ---          ---           (263)        (263)
----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                             $71,292        $ ---      $62,396        $   359     $134,047
======================================================================================================================

See notes to consolidated financial statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Homeland Bankshares Corporation ("Homeland") is a diversified financial services company. Homeland owns and operates four commercial banks and one savings and loan association that provide a wide variety of financial services through a network of 33 locations in Iowa. Homeland also provides data processing and correspondent banking services to more than 160 financial institutions in Iowa and bordering states.

The accounting and financial reporting policies of Homeland and its subsidiaries conform with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Homeland and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain balances for 1995 and 1994 have been reclassified to conform with 1996 consolidated financial statement presentation.

CASH AND CASH EQUIVALENTS: Cash equivalents include amounts due from banks and federal funds sold. For cash flow statement purposes, management considers all securities, including those with original maturities of three months or less, to be part of operating or investing activities rather than cash equivalents.

SECURITIES: Securities available for sale are reported at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity. Such securities may be sold for management of general liquidity needs, response to market interest rate fluctuations, implementation of asset-liability management strategy, funding increased loan demand, changes in securities prepayment risk, or other similar factors. Realized gains and losses on sales are computed on a specific identification basis and are shown separately as a component of noninterest income.

Effective January 1, 1994, Homeland adopted Statement of Financial Accounting Standards ("SFAS") No. 115 ("Statement 115"), which resulted in a net increase to stockholders' equity of $778,000, net of deferred income taxes. In November 1995, the Financial Accounting Standards Board issued
implementation guidance for Statement 115.   Accordingly, on December 31,
1995, Homeland reclassified securities with an amortized cost of $79,680,000 and net unrealized gains of $952,000 from held to maturity to available for sale.

LOANS: Loans are stated at the principal amounts outstanding with interest income recognized based upon those outstanding loan balances. Loans are generally placed on nonaccrual status when principal or interest has been in default for a period of 90 days or more, or when collection of the loan principal or the related interest is otherwise considered doubtful. At the time a loan is placed on nonaccrual status, accrued interest receivable is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectability no longer exist.

SFAS No. 114 and SFAS No. 118 (collectively, "Statement 114"), were adopted January 1, 1995. Under Statement 114, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as provision for loan losses. Adopting these standards resulted in no initial increase to either the allowance for loan losses or the provision for loan losses. Residential mortgage loans and consumer loans are excluded from Statement 114 as they are evaluated collectively for impairment since they are homogeneous and generally carry smaller individual balances.

The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as provision for loan losses.

Effective January 1, 1996, Homeland adopted SFAS No. 122 ("Statement 122"). This statement amends SFAS No. 65 by establishing a new standard for capitalizing mortgage servicing rights. Under Statement 122, the accounting principles for mortgage servicing rights are the same for mortgages originated by the servicer as for those acquired through purchase transactions. Accordingly, under the new statement, a bank would record an asset for mortgage servicing rights when it sold mortgages and retained the servicing. The effect of the statement on Homeland's consolidated financial statements was not material.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation reserve for estimated losses inherent in the loan portfolio. Actual credit losses, net of recoveries, are deducted from the allowance for loan losses when they occur. Factors considered in the evaluation of the allowance level include estimated future losses from loan agreements and obligations, deterioration in credit concentrations or pledged collateral, and historical loss experience, as well as trends in portfolio volume, composition, delinquencies, and nonaccruals. Management assesses the adequacy of the allowance for loan losses every quarter. However, actual losses could differ significantly from the amounts estimated by management.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense primarily on the straight-line method over the estimated useful lives of the
assets.   Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized.

FORECLOSED PROPERTY: Foreclosed properties consist primarily of real estate acquired as a result of customer loan defaults that are carried at the lower of the recorded investments in the defaulted loans or at fair value less estimated selling costs. Losses arising at the time of acquisition of the properties are charged to the allowance for loan losses. Gains and losses resulting from the sale or subsequent writedown of other real estate and income and expenses related to the operation of other real estate are recorded as current period expenses.

INTANGIBLE ASSETS: Goodwill and core deposit intangibles arise from net assets acquired in purchase transactions. Purchased assets and liabilities are recorded at their estimated fair values on the acquisition dates. Intangible assets are reviewed for possible impairment when events or changed circumstances may indicate that the carrying amount of the assets may not be recoverable. Goodwill is amortized on a straight-line basis over 15 years. Core deposit intangibles are amortized on a straight-line basis over an average estimated life of approximately 7 years. At December 31, 1996 and 1995, accumulated intangible amortization was $7,617,000 and $5,453,000, respectively.

Effective January 1, 1996, Homeland adopted SFAS No. 121. This statement specifies when certain long-lived assets should be reviewed for impairment and how to measure and report an impairment loss. The effect of the statement on Homeland's consolidated financial statements was not material.

TRUST ASSETS: Assets held by Homeland's subsidiaries in fiduciary or agency capacities are not included in the consolidated financial statements. Trust services fee income is reported on the accrual method.

INCOME TAXES: Homeland files a consolidated federal income tax return, and income tax expense is generally allocated as if each affiliate files a separate income tax return. Deferred tax assets and liabilities are recorded based on differences between the financial statement and tax basis of assets and liabilities and income tax rates currently in effect.

NET INCOME PER SHARE: Net income per share calculations are based on the weighted average number of common shares outstanding, adjusted for stock splits and for common stock equivalents arising from the assumed exercise of outstanding stock options.

SFAS No. 123 ("Statement 123") was effective for Homeland beginning January 1, 1996. Statement 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25 ("Opinion 25"), which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. Homeland will continue to apply Opinion 25 to its stock based compensation awards to employees.

INDUSTRY SEGMENT REPORTING: Homeland operates principally in a single business segment offering general commercial banking services.

NEWLY-ISSUED ACCOUNTING STANDARDS:  SFAS No. 125 was issued in June
1996 to be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides consistent standards for distinguishing transfers of financial assets that are sales, from transfers that are secured borrowings. Management believes that the effect of the statement on Homeland's consolidated financial statements will not be material.

2.  SUPPLEMENTAL CASH FLOW INFORMATION
(Dollars in thousands)                                       1996        1995       1994
------------------------------------------------------------------------------------------
Cash paid
 Interest                                                  $42,898     $44,512    $ 31,687
 Income taxes                                                8,863       7,353       7,295

Noncash investing and financing activities
 Securities reclassified to available for sale category        ---      79,680       1,777
 Loans transferred to foreclosed property                      784       1,347         325
 Sales of foreclosed property financed by Homeland             195         199         108

Acquisitions accounted for as purchase transactions
 Cash paid (including acquisition costs)                       ---         ---      47,881
 Liabilities assumed                                           ---         ---     308,198
 Fair value of assets acquired                                 ---         ---     356,079

Divestiture of branch offices
 Cash paid                                                     ---         ---      46,853
 Liabilities assumed by purchaser                              ---         ---      56,698
 Fair value of assets sold                                     ---         ---       9,845


3.  MERGERS AND ACQUISITIONS

PENDING MERGER WITH MAGNA GROUP, INC.

On August 30, 1996, Homeland and Magna Group, Inc. ("Magna") signed a definitive agreement for the acquisition of Homeland by Magna. Magna is a St. Louis-based community bank holding company with $5.46 billion in assets. Based on a deposit market share, Magna is the third largest banking institution in the St. Louis Metropolitan area and ranks as the 80th largest bank holding company in the nation. Under the terms of the agreement, Magna will issue 5,038,934 shares of Magna common stock and $91,966,970 in cash in exchange for all of the outstanding shares of Homeland's common stock. Each share of Homeland's common stock may be exchanged for a value in Magna common stock or cash equal to the sum of (x) the product of the value of one share of Magna common stock (as determined in the definitive agreement) multiplied by 0.8835 plus (y) $16.125. Homeland stockholders may elect to receive all Magna common stock, all cash, or a mixture of 57% stock and 43% cash, subject to certain limitations. All necessary approvals of banking regulators have been received. On January 21, 1997, the stockholders of Homeland approved the merger. The merger transaction is expected to be consummated on March 1, 1997.

ACQUISITION

On June 1, 1994, Homeland acquired Homeland Savings Bank, FSB and its parent company, the former MidAmerica Financial Corporation ("MidAmerica"), at a cash purchase price of approximately $50.9 million. The acquisition was accounted for as a purchase transaction with the results of MidAmerica's operations subsequent to the acquisition date included in Homeland's consolidated financial statements.

Included in other liabilities at December 31, 1995 was $3,000,000, which was withheld from the purchase proceeds of MidAmerica to secure the payment of certain claims asserted within 24 months of the acquisition date. These funds were distributed, less any reductions, together with interest on the average balance at the annual compound rate of 4%, to the former shareholders of MidAmerica on June 1, 1996.

The following unaudited pro forma financial information contains the results of operations for the year ended December 31, 1994, assuming the acquisition of MidAmerica had occurred on January 1, 1994. The pro forma amounts are not necessarily indicative of the financial results that would have actually occurred had the acquisition taken place on January 1, 1994, nor are they necessarily indicative of future consolidated operations of Homeland.

(Dollars in thousands, except per share data)               1994
------------------------------------------------------------------
Total revenues                                             $93,402
Net interest income                                         45,712
Provision for loan losses                                      426
Net income                                                  11,694
Net income per share                                          2.04

4.  SECURITIES AVAILABLE FOR SALE

                                                        AMORTIZED   UNREALIZED  UNREALIZED    FAIR
(Dollars in thousands)                                     COST        GAINS      LOSSES      VALUE
----------------------------------------------------------------------------------------------------
U.S. Treasury                                            $ 36,742     $  110     $   (89)   $ 36,763
U.S. Government agencies                                   13,110         69         (34)     13,145
U.S. Government agencies mortgage-backed                   61,067        450        (341)     61,176
Student loan participation certificates                    21,538        ---         ---      21,538
States and political subdivisions                          27,188        555         (79)     27,664
Corporate mortgage-backed                                   2,737        ---         (69)      2,668
Other                                                       8,168        ---         ---       8,168
----------------------------------------------------------------------------------------------------

Balance at December 31, 1996                             $170,550     $1,184     $  (612)   $171,122
====================================================================================================

U.S. Treasury                                            $ 64,275     $  341     $  (328)   $ 64,288
U.S. Government agencies                                   21,532        277         (38)     21,771
U.S. Government agencies mortgage-backed                   69,267        560        (459)     69,368
Student loan participation certificates                    16,708        ---         ---      16,708
States and political subdivisions                          33,316        881        (102)     34,095
Corporate                                                     427        ---         ---         427
Corporate mortgage-backed                                   4,047        ---        (141)      3,906
Other                                                       6,993        ---         ---       6,993
----------------------------------------------------------------------------------------------------

Balance at December 31, 1995                             $216,565     $2,059     $(1,068)   $217,556
====================================================================================================

At December 31, 1996, fair values of U.S. Government Agency mortgage-backed securities included $35,974,000 of collateralized mortgage obligations. These securities have expected average lives of 1 to 4 years and utilize defensive sequential payment structures to shelter cash flow streams.

Student loan participation certificates are backed by government sponsored student loans and are issued through trust arrangements. At December 31, 1996 and 1995, there were no privately issued securities which aggregated more than 10% of Homeland's stockholders' equity.

REALIZED GAINS AND LOSSES
(Dollars in thousands)                     1996        1995       1994
----------------------------------------------------------------------
Gross realized gains                        $44         $31       $ 41
Gross realized losses                        --          --        (58)
----------------------------------------------------------------------

Total gains (losses)                        $44         $31       $(17)
======================================================================

The amortized cost and fair value of securities at December 31, 1996, are shown below by expected maturity. Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations. Expected maturities for mortgage-backed securities are determined by using industry derived prepayment assumptions.

EXPECTED MATURITIES
                                       AMORTIZED            FAIR
(Dollars in thousands)                    COST             VALUE
------------------------------------------------------------------
Within one year                         $ 76,724          $ 76,697
After one through five years              70,993            71,320
After five through ten years              13,410            13,636
After ten years                            9,423             9,469
------------------------------------------------------------------

Total                                   $170,550          $171,122
==================================================================

5.  LOANS

ALLOWANCE FOR LOAN LOSSES
(Dollars in thousands)                               1996           1995           1994
-----------------------------------------------------------------------------------------
Balance at beginning of year                        $ 8,603        $ 9,082        $ 7,315
Allowance of purchased financial institution            ---            ---          1,600
Provision for loan losses                             2,315            941            296
Loan loss recoveries                                  2,410            554          1,438
Loans charged off                                    (3,896)        (1,974)        (1,567)
----------------------------------------------------------------------------------------

Balance at end of year                              $ 9,432        $ 8,603        $ 9,082
=========================================================================================

IMPAIRED LOANS

Impairment of loans has been recognized in conformity with SFAS Nos. 114. No interest income related to such loans has been recognized.

                                                                              DECEMBER 31,
(Dollars in thousands)                                                  1996              1995
-----------------------------------------------------------------------------------------------
Balance of impaired loans                                              $1,398            $  664
Less portion for which no allowance for loan losses was allocated        (---)             (---)
-----------------------------------------------------------------------------------------------
Portion of impaired loan balance for which an allowance for loan
 losses was allocated                                                  $1,398            $  664
===============================================================================================

Portion of allowance for loan losses allocated to the impaired
 loan balance                                                          $   67            $   52
===============================================================================================

Average investment in impaired loans during the period                 $  556            $2,057
===============================================================================================

CREDIT RISK

At December 31, 1996 and 1995, Homeland had nonaccrual loans of $2,176,000 and $1,852,000, and restructured loans of $258,000 and $307,000, respectively. Total interest income that would have been recorded under the original terms of these loans was $211,000 in 1996 and $247,000 in 1995. Actual interest income recorded from these loans was $89,000 in 1996 and $142,000 in 1995. At December 31, 1996, there were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured.

Significant portions of Homeland's loan portfolio consisted of consumer real estate loans, and loans related to agriculture, the primary industry in Homeland's market area. In addition, a substantial amount of credit extended to banks include overnight federal funds sold and term bank stock loans.

Certain directors and executive officers of Homeland and its subsidiaries are customers of Homeland banks in the ordinary course of business. Activity of aggregate loans exceeding $60,000 to such directors, executive officers, and their business interests during 1996 was as follows:

(Dollars in thousands)
---------------------------------------------------
Balance at beginning of year                $15,930
New loans                                     5,950
Repayments                                   (3,362)
Other changes                                (3,189)
---------------------------------------------------

Balance at end of year                      $15,329
===================================================

Other changes include the addition of loans to new directors and executive officers net of the reduction of loans to persons who no longer meet the related party criteria.

6.  PREMISES AND EQUIPMENT

                                                         DECEMBER 31,
(Dollars in thousands)                               1996           1995
--------------------------------------------------------------------------
Land                                               $  4,955       $  4,808
Buildings and improvements                           23,699         23,270
Furniture and equipment                              12,429         12,132
--------------------------------------------------------------------------

Total cost                                           41,083         40,210
Accumulated depreciation                            (17,042)       (15,601)
--------------------------------------------------------------------------

Total                                              $ 24,041       $ 24,609
==========================================================================

Homeland has noncancelable operating leases covering certain premises and equipment. Total rent expense was $429,000 in 1996, $417,000 in 1995, and $297,000 in 1994. Minimum future commitments for leases in effect at December 31, 1996 were as follows:

(Dollars in thousands)
------------------------------------------
1997                                  $233
1998                                   147
1999                                   102
2000                                    65
2001                                    28
Thereafter                             ---
------------------------------------------

Total                                 $575
==========================================

7.  FEDERAL FUNDS PURCHASED

The outstanding balances for federal funds purchased as of December 31, 1996, 1995, and 1994, and the weighted average interest rates paid during each of the years then ended and at each year-end were as follows:

(Dollars in thousands)                               1996           1995           1994
-----------------------------------------------------------------------------------------
Ending balance                                      $47,100       $ 70,225        $27,425
Highest month-end balance                            82,175        105,850         64,475
Average daily balance                                62,303         60,513         39,534
Weighted average interest rate
 Paid during year                                      5.21%          5.93%          4.20%
 At year-end                                           6.04           5.63           5.62


8.  OTHER SHORT-TERM BORROWINGS

At December 31, 1996, other short-term borrowings consisted of $10 million of advances from the Federal Home Loan Bank ("FHLB") and $8.2 million in U.S. Treasury tax depository accounts. The short-term FHLB advances were secured by certain U.S. Government securities, FHLB stock, and a blanket pledge of eligible consumer real estate loans, with a weighted average interest rate at year-end of 6.10%. During 1996, the highest month-end balance of FHLB advances was $45 million, and the average daily balance was $13 million, with an average interest rate during 1996 of 6.03%. In the normal course of business, Homeland banks have established lines of credit for overnight borrowings for the management of daily liquidity needs. At December 31, 1996, these unused lines of credit aggregated $221 million.

9.  LONG-TERM BORROWINGS

At December 31, 1996, long-term borrowings consisted of FHLB advances to Homeland subsidiaries with an average fixed interest rate of 5.79%. The long-term advances were secured by eligible consumer real estate loans and FHLB stock and were scheduled to mature as follows:

(Dollars in thousands)
------------------------------------------------------
1997                                           $40,486
1998                                               290
1999                                               294
2000                                             1,499
2001                                               303
Thereafter                                       4,075
------------------------------------------------------

Total                                          $46,947
======================================================


10. STOCKHOLDERS' EQUITY

Homeland is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Homeland must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require maintaining minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, that Homeland meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC categorized Homeland as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized Homeland must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. Homeland actual capital amounts and ratios are also presented in the table below.

                                                                                                        To Be Well-
                                                                                                     Capitalized Under
                                                                               For Capital           Prompt Corrective
                                                       Actual               Adequacy Purposes        Action Provisions
                                                --------------------       --------------------      -----------------
(Dollars in thousands)                          Amount         Ratio       Amount         Ratio      Amount     Ratio
----------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
 Total Capital to Risk Weighted Assets
   Homeland Bankshares Corporation             $126,457        14.93%      67,800          8.00%     84,700     10.00%
   Homeland Bank, N.A.                           45,767        11.32       32,400          8.00      40,500     10.00
   Homeland Savings Bank                         31,580        12.54       20,200          8.00      25,200     10.00

 Tier I Capital to Risk Weighted Assets
   Homeland Bankshares Corporation              117,130        13.83       33,900          4.00      50,800      6.00
   Homeland Bank, N.A.                           41,657        10.30       16,200          4.00      24,300      6.00
   Homeland Savings Bank                         29,701        11.80       10,100          4.00      15,100      6.00

 Tier I Capital to Average Assets
   Homeland Bankshares Corporation              117,130         9.70       48,300          4.00      60,400      5.00
   Homeland Bank, N.A.                           41,657         6.94       24,000          4.00      30,000      5.00
   Homeland Savings Bank                         29,701         7.78       15,300          4.00      19,100      5.00


                                    14

10. STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                                        To Be Well-
                                                                                                     Capitalized Under
                                                                               For Capital           Prompt Corrective
                                                       Actual               Adequacy Purposes        Action Provisions
                                                --------------------       --------------------      -----------------
(Dollars in thousands)                          Amount         Ratio       Amount         Ratio      Amount     Ratio
----------------------------------------------------------------------------------------------------------------------
As of December 31, 1995:
 Total Capital to Risk Weighted Assets
   Homeland Bankshares Corporation             $116,438        14.84%      62,800          8.00%     78,500     10.00%
   Homeland Bank, N.A.                           43,239        11.96       28,900          8.00      36,200     10.00
   Homeland Savings Bank                         31,029        13.92       17,900          8.00      22,300     10.00

Tier I Capital to Risk Weighted Assets
   Homeland Bankshares Corporation              108,114        13.78       31,400          4.00      47,100      6.00
   Homeland Bank, N.A.                           40,399        11.18       14,500          4.00      21,700      6.00
   Homeland Savings Bank                         29,229        13.11        8,900          4.00      13,400      6.00

Tier I Capital to Average Assets
   Homeland Bankshares Corporation              108,114         8.63       50,200          4.00      62,700      5.00
   Homeland Bank, N.A.                           40,399         6.92       23,400          4.00      29,200      5.00
   Homeland Savings Bank                         29,229         8.00       14,700          4.00      18,400      5.00


11. SAIF ASSESSMENT

Homeland's 1996 net earnings included a nonrecurring charge for a special assessment by the FDIC which was mandated by federal legislation and recognized in the third quarter of 1996. This legislation called for all financial institutions with deposits insured by the FDIC under the Savings Association Insurance Fund ("SAIF") to pay an assessment at the rate of $0.657 per $100 on SAIF insured deposit levels as of March 31, 1995. Homeland's assessment was $1,689,000, net of an income tax benefit of $630,000, which reduced 1996 net income by $1,059,000, or $.19 per share. Excluding the special one-time charge, net income for 1996 was $14,878,000 or $2.60 per share.

12. INCOME TAXES

(Dollars in thousands)                           1996         1995          1994
---------------------------------------------------------------------------------
Current
 Federal                                        $7,875       $6,554        $5,520
 State                                           1,204          917           967
---------------------------------------------------------------------------------

Total current                                    9,079        7,471         6,487
---------------------------------------------------------------------------------

Deferred
 Federal                                          (341)         809            45
 State                                              20          149           (89)
---------------------------------------------------------------------------------

Total deferred                                    (321)         958           (44)
---------------------------------------------------------------------------------

Total income tax expense                        $8,758       $8,429        $6,443
=================================================================================

Included in total income taxes were income tax expenses (credits) of $16,000, $12,000, and $(7,000) for 1996, 1995, and 1994, respectively, relating to securities transactions.

The tax effects of temporary differences that give rise to significant portions of deferred income tax assets and deferred income tax liabilities at December 31, 1996 and 1995 were as follows:

(Dollars in thousands)                                        1996          1995
---------------------------------------------------------------------------------
Deferred income tax assets
 Loan losses                                                 $1,435        $1,131
 Employee benefits                                               33            60
 Other                                                          343           390
---------------------------------------------------------------------------------

Total deferred income tax assets                              1,811         1,581
---------------------------------------------------------------------------------

Deferred income tax liabilities
 Premises and equipment                                         326           381
 Purchase price allocations                                   1,311         1,404
 Net unrealized gain on securities available for sale           213           367
 Securities discount accretion                                  347           282
 Other                                                            5            13
---------------------------------------------------------------------------------

Total deferred income tax liabilities                         2,202         2,447
---------------------------------------------------------------------------------

Net deferred income tax liabilities                          $ (391)       $ (866)
=================================================================================

The base year bad debt income tax reserve, defined as income tax reserves arising in tax years beginning before December 31, 1987, was $4,308,000 at December 31, 1996. In accordance with SFAS No. 109, no deferred income tax liability has been recognized on this amount as management does not anticipate that this bad debt income tax reserve will become taxable in the foreseeable future.

The effective income tax rate differs from the federal statutory income tax rate in effect each year as a result of the following items:

                                                 1996         1995          1994
--------------------------------------------------------------------------------
Federal statutory income tax rate                35.0%        35.0%         35.0%
Increase (decrease) from
 Tax-exempt interest income                      (3.0)        (3.6)         (5.6)
 State income taxes                               3.5          3.2           3.1
 Amortization of intangibles                      3.4          3.4           2.7
 Other                                            (.1)          .2           (.8)
--------------------------------------------------------------------------------

Effective income tax rate                        38.8%        38.2%         34.4%
================================================================================

13. EMPLOYEE BENEFIT PLANS

PENSION PLAN

Homeland has a qualified defined benefit pension plan covering all eligible full-time employees. Benefits under this plan are based on years of service and compensation during the years immediately preceding retirement. The plan's primary assets include mutual funds, fixed income mortgages, and cash equivalents. Homeland's funding policy is based on an actuarially determined cost method allowable under Internal Revenue Service regulations. Homeland's contributions to the pension plan for 1996, 1995, and 1994 were $482,000, $609,000, and $400,000, respectively.

The components of net pension expense consisted of the following:

(Dollars in thousands)                                 1996             1995              1994
----------------------------------------------------------------------------------------------
Service cost - benefits earned during the year        $ 429            $ 444             $ 314
Interest cost on projected benefit obligation           234              216               184
Actual loss (return) on plan assets                     (65)            (428)               21
Net amortization and deferral                          (181)             241              (229)
----------------------------------------------------------------------------------------------

Net pension expense                                   $ 417            $ 473             $ 290
==============================================================================================

Homeland reviews the actuarial assumptions annually and provides adjustments based on current economic conditions and plan characteristics. Although the actual return on plan assets is shown, the expected long-term rate of return used in determining net periodic pension expense was 8% for all periods presented. The difference between the actual return and expected return is included in net amortization and deferral. For all periods presented, the actuarial present value of benefits was determined using a discount rate of 7%, and the rate of compensation increase used to measure the projected benefit obligation was 5%.

The funded status of the pension plan at December 31, 1996 and 1995 was as follows:

(Dollars in thousands)                                       1996         1995
-------------------------------------------------------------------------------
Actuarial present value of benefit obligations
 Vested benefit obligation                                 $(2,658)     $(2,469)
 Nonvested benefit obligation                                 (251)        (158)
--------------------------------------------------------------------------------

Accumulated benefit obligation                              (2,909)      (2,627)
Effect of projected future compensation increases           (1,038)      (1,059)
-------------------------------------------------------------------------------

Projected benefit obligation                                (3,947)      (3,686)
Plan assets at fair value                                    3,327        3,488
-------------------------------------------------------------------------------

Plan assets less than the projected benefit obligation        (620)        (198)
Unrecognized net transition liability being
 recognized over employee service lives                         99          107
Unrecognized net loss from past experience
 different from that assumed                                   950          447
Unrecognized prior service cost                                 94          102
-------------------------------------------------------------------------------

Prepaid pension expense                                    $   523      $   458
===============================================================================

PROFIT SHARING PLAN

Homeland has a qualified profit sharing plan covering all eligible full-time employees. Contributions to the plan are made when certain consolidated profit conditions are achieved. Additionally, beginning in 1995, employees may participate by contributing a percentage of their salary, a portion of which is matched by Homeland. Total expenses for the profit sharing plan were $1,259,000, $894,000, and $826,000 in 1996, 1995, and 1994,
respectively.

STOCK OPTION PLANS

Homeland has incentive stock option plans under which 406,250 shares of common stock have been reserved for issuance to officers of Homeland and its subsidiaries. Stock option plans are granted by the board of directors of Homeland for issuance at the market value of the common stock determined as of the date of grant. Shares reserved for issuance under the stock option plans, option prices, and shares available for future option grants have been adjusted for stock splits. Stock option activity during 1996, 1995, and 1994 was as follows:

                                                      Shares          Price
------------------------------------------------------------------------------
Outstanding at January 1, 1994                        60,800      $      16.25
 Granted                                              82,000             23.25
 Exercised                                           (59,967)            16.25
 Canceled                                             (5,933)      16.25-23.25
------------------------------------------------------------------------------

Outstanding at December 31, 1994                      76,900             23.25
 Granted                                                 ---               ---
 Exercised                                            (1,800)            23.25
 Canceled                                             (9,000)            23.25
------------------------------------------------------------------------------

Outstanding at December 31, 1995                      66,100             23.25
 Granted                                              15,000             28.00
 Exercised                                           (65,100)            23.25
 Canceled                                             (1,000)            23.25
------------------------------------------------------------------------------

Outstanding at December 31, 1996                      15,000      $      28.00
==============================================================================

Since the inception of the incentive stock option plans, options have been granted and exercised for 389,879 shares. At December 31, 1996, all 15,000 outstanding stock options were exercisable in April 1997, and 1,371 shares were available for future option grants until the plan governing these shares expires on May 4, 1997.

OTHER PLANS

During 1996, Homeland offered an early retirement program to certain eligible employees. Expenses associated with this program were $327,000.

During 1995, Homeland implemented a supplemental retirement income plan for certain key executives and purchased life insurance policies to actuarially finance all future liabilities of the plan. Total expense related to the plan was $176,000 in 1996 and $79,000 in 1995.

14. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

Estimated fair value disclosures are reported in accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value of securities is based primarily upon quoted market prices within an active market. For the remaining financial instruments, the estimated fair values presented are management's estimates of the amount at which the instrument could be exchanged in a current transaction between willing parties, based upon estimates using present value and other valuation methods. As these estimates are significantly affected by the assumptions used, estimated fair values may not be comparable between entities, nor would they be realizable in an immediate liquidation of the instruments. SFAS No. 107 excludes certain items from its disclosure requirements. Accordingly, the aggregate fair value amounts presented are not intended to represent, and do not represent, the underlying value of Homeland. The carrying values and estimated fair values of Homeland's financial instruments at December 31, 1996 and 1995 were as follows:

                                                1996                               1995
                                       ------------------------         ---------------------------
                                                      ESTIMATED                           Estimated
                                       CARRYING          FAIR           Carrying             Fair
(Dollars in thousands)                   VALUE          VALUE             Value             Value
---------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents              $ 88,741       $ 88,741          $119,922          $119,922
Securities                              171,122        171,122           217,556           217,556
Net loans                               914,188        924,032           836,186           843,705

LIABILITIES
Deposits                                971,752        972,114           962,719           968,288
Federal funds purchased                  47,100         47,100            70,225            70,225
Other short-term borrowings              18,193         18,193            15,587            15,587
Long-term borrowings                     46,947         46,884            43,925            43,965


CASH AND CASH EQUIVALENTS: The carrying value approximates estimated fair value.

SECURITIES: The estimated fair value of securities is based on quoted market prices where available. Where not available, fair values are based on quoted market prices of similar securities, adjusted for any differences in credit ratings or maturities.

NET LOANS: The estimated fair value of loans is calculated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and maturities, adjusted for credit and prepayment risks.

DEPOSITS: The estimated fair value of demand, money market, and savings deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using a discounted cash flow calculation that applies rates currently offered for deposits of similar remaining maturities.

FEDERAL FUNDS PURCHASED AND OTHER SHORT-TERM BORROWINGS: The carrying value of federal funds purchased and other short-term borrowings approximate the estimated fair value.

LONG-TERM BORROWINGS: The fair value of long-term borrowings is estimated using rates currently available for debt with similar terms and remaining maturities.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: The estimated fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements. Neither the fees earned during the year or the off-balance instruments' fair value at year-end are material.

15. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

Homeland engages in off-balance sheet activities to meet the financing needs of customers. Such activities consist principally of commitments to extend credit and standby letters of credit. Exposure to credit losses is represented by the contractual amounts of the commitments to extend credit or standby letters of credit, and credit losses may be incurred when a customer fails to perform in accordance with the contractual terms. Homeland uses the same credit standards in making commitments and conditional obligations as it uses for making loans. Collateral may be obtained if deemed necessary by management's credit evaluation. Collateral held varies, but generally may include receivables, inventory, equipment, or real estate. The contractual amounts of these financial instruments at December 31, 1996 and 1995 were as follows:

(Dollars in thousands)                         1996              1995
-----------------------------------------------------------------------
Commitments to extend credit
 Conditional business lines                  $162,681          $139,307
 Credit card lines                             23,751            23,989
 Home equity lines                             37,571            28,994
 Other commitments                             34,398            32,271
Standby letters of credit                      11,995            16,805

Commitments to extend credit are contractual agreements to lend money to customers for a specific period of time provided there is no violation of any condition established in the contract. Such commitments may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are issued on behalf of bank customers in connection with contracts between the customers and third parties. Under a standby letter of credit, the bank assures that the third party will not suffer a loss if the customer fails to meet the contractual obligation.
Those guarantees are primarily issued to support public and private borrowing arrangements such as bond financing and similar transactions.


16. CONTINGENCIES AND STATUTORY RESTRICTIONS

In the normal course of business, Homeland and its subsidiaries are periodically involved in legal proceedings. Management is of the opinion, after review with legal counsel, that there are no such actions at December 31, 1996, that will have a material effect upon the consolidated financial statements.

The subsidiaries of Homeland are required to maintain reserve balances at the Federal Reserve Bank based upon deposit levels and other factors. The average balances of reserves required to be maintained were $11,661,000 in 1996 and $11,105,000 in 1995.

At December 31, 1996, securities with amortized cost of $41,803,000 were pledged to secure public deposits and for other purposes as required or permitted by law.

Dividends received from Homeland's subsidiaries are the primary source of funds available to Homeland for payment of dividends to its shareholders. State and federal banking regulations require minimum capital levels to be maintained and impose certain restrictions on the amount of dividends that subsidiaries may pay in any given year. At December 31, 1996, stockholders' equity of Homeland's subsidiaries totaled $123,389,000, of which approximately $13,000,000 was available for the payment of dividends to Homeland in accordance with these regulatory requirements.

In connection with the merger of Homeland with Magna, Homeland is obligated to pay at the merger consummation date approximately $1,400,000 to The Chicago Corporation for financial advisory and investment banking services.

17. PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

BALANCE SHEETS
                                                    DECEMBER 31,
(Dollars in thousands)                           1996         1995
--------------------------------------------------------------------
ASSETS
Cash and due from banks                        $ 10,036     $  7,622
Investments in subsidiaries                     123,389      122,327
Deferred income taxes                               152           98
Other assets                                        975          608
--------------------------------------------------------------------

Total assets                                   $134,552     $130,655
====================================================================

LIABILITIES
Deferred compensation                          $    238     $    251
Supplemental retirement plan                        226           79
Other liabilities                                    41        3,004
--------------------------------------------------------------------

Total liabilities                                   505        3,334
--------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Common stock                                     71,292       71,756
Additional paid-in capital                          ---          246
Retained earnings                                62,396       54,697
Net unrealized gain on securities
 available for sale, net of income taxes            359          622
--------------------------------------------------------------------

Total stockholders' equity                      134,047      127,321
--------------------------------------------------------------------

Total liabilities and stockholders' equity     $134,552     $130,655
====================================================================

STATEMENTS OF INCOME
                                                      YEARS ENDED DECEMBER 31,
(Dollars in thousands)                            1996         1995         1994
----------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries                     $13,200      $11,200      $ 44,250
Interest from subsidiaries                          442          130            46
Other interest                                      ---          113           153
Management fees from subsidiaries                   564          583           401
----------------------------------------------------------------------------------

Total income                                     14,206       12,026        44,850
----------------------------------------------------------------------------------

EXPENSES
Interest                                            ---          ---            48
Personnel                                           936          693           511
Advertising and promotion                            83          102           104
Professional fees                                   358          186           488
Other                                                62          133            93
----------------------------------------------------------------------------------

Total expenses                                    1,439        1,114         1,244
----------------------------------------------------------------------------------

Income before income taxes and equity in
 undistributed income of subsidiaries            12,767       10,912        43,606
Income tax expense (credit)                          23           84           (13)
----------------------------------------------------------------------------------

Income before equity in undistributed
 income of subsidiaries                          12,744       10,828        43,619
Equity in undistributed income of
 subsidiaries                                     1,075        2,793       (31,358)
----------------------------------------------------------------------------------

Net income                                      $13,819      $13,621      $ 12,261
==================================================================================

STATEMENTS OF CASH FLOWS
                                                     YEARS ENDED DECEMBER 31,
(Dollars in thousands)                           1996         1995         1994
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                     $13,819      $13,621     $ 12,261
Adjustments to reconcile net income to net
 cash provided by operating activities
   Equity in undistributed income of
    subsidiaries                                (1,075)      (2,793)      31,358
   Provision for deferred income taxes             (54)           3           57
   Decrease (increase) in other assets            (367)          59          (36)
   Increase (decrease) in deferred
    compensation                                   134          (26)         (18)
   Increase in other liabilities                    37           68           15
--------------------------------------------------------------------------------

Net cash provided by operating activities       12,494       10,932       43,637
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from maturities of securities
 available for sale                                ---        6,000          ---
Purchases of securities available for sale         ---       (4,500)      (1,500)
Purchase of financial institution               (3,250)         ---      (47,881)
--------------------------------------------------------------------------------

Net cash provided by (used for) investing
 activities                                     (3,250)       1,500      (49,381)
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
Payments of cash dividends                      (5,206)      (4,992)      (4,808)
Proceeds from stock options exercised            1,514           41          975
Common stock purchased                          (3,138)         ---          ---
--------------------------------------------------------------------------------

Net cash used for financing activities          (6,830)      (4,951)      (3,833)
--------------------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                                     2,414        7,481       (9,577)
Cash and cash equivalents at beginning
 of year                                         7,622          141        9,718
--------------------------------------------------------------------------------

Cash and cash equivalents at end of year       $10,036      $ 7,622     $    141
================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION
(Dollars in thousands)                             1996        1995          1994
---------------------------------------------------------------------------------
Cash paid (received)
 Interest                                          $---        $---          $ 48
 Income taxes                                       246         (32)          125

                                                          MAGNA GROUP, INC.

                                            PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                    REFLECTING THE ACQUISITION OF HOMELAND BANKSHARES CORPORATION
                                                         DECEMBER 31, 1996
                                                     (UNAUDITED; IN THOUSANDS)
                                                                                         PRO FORMA              MAGNA/
                                                                                      ADJUSTMENTS<F1>         HOMELAND
                                                    MAGNA        HOMELAND          ---------------------      PRO FORMA
ASSETS                                           HISTORICAL     HISTORICAL         DEBIT          CREDIT       COMBINED
                                                 ----------     ----------         -----          ------      ---------
   Cash and due from banks                       $  180,412     $   59,266                                   $  239,678
   Federal funds sold                                34,068         29,475                                       63,543
   Held-to-maturity securities                      154,729            -                                        154,729
   Available-for-sale securities                  1,501,178        171,122                                    1,672,300
   Loans, net of unearned income                  3,415,309        923,620                                    4,338,929
       Reserve for loan losses                      (45,382)        (9,432)                                     (54,814)
                                                 ----------     ----------                                   ----------
                               Net Loans          3,369,927        914,188                                    4,284,115
   Premises and equipment                            81,815         24,041        4,208<F2>         673<F3>     109,391
   Goodwill and other intangibles                    29,310         16,558       98,627<F4>      12,160<F5>
                                                                                                  4,398<F6>     127,937
   Other assets                                     107,270         13,875           35<F7>                     121,180
                                                 ----------     ----------                                   ----------
                            TOTAL ASSETS         $5,458,709     $1,228,525                                   $6,772,873
                                                 ==========     ==========                                   ==========

LIABILITIES
   Deposits:
       Noninterest bearing                       $  575,504     $  138,647                                   $  714,151
       Interest bearing                           3,622,272        833,105                                    4,455,377
                                                 ----------     ----------                                   ----------
                          Total Deposits          4,197,776        971,752                                    5,169,528

   Federal funds purchased                           25,500         47,100                     108,457<F8>      181,057
   Repurchase agreements                            508,948           -                                         508,948
   Other short-term borrowings                       99,487         18,193                      40,200<F9>      157,880
   Long-term debt                                    77,577         46,947       40,200<F9>                      84,324
   Other liabilities                                 65,460         10,486                       5,823<F10>      81,769
                                                 ----------     ----------                                   ----------
                       TOTAL LIABILITIES          4,974,748      1,094,478                                    6,183,506

STOCKHOLDERS' EQUITY
   Preferred stock                                       40           -                                              40
   Common stock                                      57,909         71,292       71,292<F11>     8,586<F12>      66,495
   Surplus                                          230,258           -                         93,465<F13>     323,723
   Retained earnings                                215,744         62,396       62,396<F14>                    215,744
   Treasury stock                                   (17,605)          -          14,250<F15>    17,605<F16>     (14,250)
   Net unrealized gains (losses) on securities       (2,385)           359          359<F17>                     (2,385)
                                                 ----------     ----------                                   ----------
              TOTAL STOCKHOLDERS' EQUITY            483,961        134,047                                      589,367
                                                 ----------     ----------                                   ----------
                   TOTAL LIABILITIES AND
                    STOCKHOLDERS' EQUITY         $5,458,709     $1,228,525                                   $6,772,873
                                                 ==========     ==========                                   ==========

See Notes to Pro Forma Combined Consolidated Balance Sheet.


                                    23

                                                 MAGNA GROUP, INC.

                                 NOTES TO PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                DECEMBER 31, 1996
                                (UNAUDITED; DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     <F1>  The purchase price and allocation of purchase price are as follows:
              Consideration to be paid to Homeland shareholders:
                 Cash                                                                                 $ 92,036
                 Magna Common Stock (5,038,161 shares @ $23.75)                                        119,657
              Acquisition fees paid to advisors                                                          2,170
                                                                                                      --------
                        Total purchase price                                                          $213,863
                                                                                                      ========
               The $23.75 share value reflects the average closing price of Magna
               Common Stock during the 30 consecutive trading days prior to the signing of the definitive agreement to acquire Homeland.

               The purchase price has been allocated as follows:
               Historical net book value of Homeland                                                  $134,047
               Adjustments to fair value of Homeland assets and liabilities:
                  Premises and equipment (see notes 2 and 3)                               3,535
                  Other liabilities (see note 10)                                         (5,823)
                  Deferred income taxes (see note 7)                                          35        (2,253)
                                                                                          ------
               Adjustment to goodwill and other intangibles (see notes 4, 5 and 6)                      82,069
                                                                                                      --------
                        Total purchase price                                                          $213,863
                                                                                                      ========
     <F2> Write-up of certain Homeland fixed assets to fair value.

     <F3> Write-off of certain Homeland fixed assets not compatible with Magna systems.

     <F4> Reflects goodwill resulting from the acquisition of Homeland by Magna. This goodwill will be amortized over a period of 15 years.

     <F5> Write-off of unamortized goodwill previously recorded on the books of subsidiary banks of Homeland.

     <F6> Write-off of unamortized deposit base intangibles previously recorded on the books of subsidiary banks of Homeland.

     <F7> Reflects net deffered taxes related to: write-up of fixed assets to fair value; write-off of fixed assets not compatible with Magna Systems; various accruals including vacation pay liability; accrual for possible payments required in connection with change of control agreements held by certain Homeland executives; accrual for present value of future benefits connected with Homeland's Supplemental Retirement Income Plan; and accrual for acquisition fees to be paid to advisors.

     <F8> Reflects the purchase of federal funds to provide cash for payment to
          Homeland shareholders, payment of cash for legal and professional fees connected with the Homeland acquisition and payment of cash to repurchase approximately 600,000 shares of Magna common stock.

     <F9> Reflects the reclassification of certain Homeland debt instruments from long-term debt to other short-term borrowings consistent with the practices of Magna. These debt instruments were originally long-term and are now being reclassified as a result of their 1997 maturities.


                                    24

                                     MAGNA GROUP, INC.

                   NOTES TO PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                    DECEMBER 31, 1996
                  (UNAUDITED; DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

   <F10> Establish various accruals including vacation pay for employees of Homeland in conformity with Magna policy; possible payments required in connection with change of control agreements held by certain Homeland executives;
         present value of future benefits connected with Homeland's Supplemental
         Retirement Income Plan; and acquisition fees to be paid to advisors.

   <F11> Elimination of 5,703,378 shares of Homeland Common Stock.

   <F12> Issuance of 4,293,161 shares of Magna Common Stock.

   <F13> Adjustment to Magna capital to reflect acquisition of Homeland.

   <F14> Elimination of Homeland retained earnings.

   <F15> Reflects the repurchase of 600,000 shares of Magna Common Stock issued in connection with the acquisition of Homeland.

   <F16> Reflects the issuance of 745,000 shares of Magna Common Stock held in treasury.

   <F17> Elimination of Homeland net unrealized gain on available-for-sale securities.

                                                  MAGNA GROUP, INC.

                                 PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                                         TWELVE MONTHS ENDED DECEMBER 31, 1996
                                   (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                    MAGNA/
                                                                                                   HOMELAND
                                                     MAGNA        HOMELAND      PRO FORMA          PRO FORMA
                                                  HISTORICAL     HISTORICAL    ADJUSTMENTS         COMBINED
                                                  ----------     ----------    -----------         --------
   Interest Income:
     Interest and fees on loans                    $285,151        $77,906                         $363,057
     Securities:
       Taxable                                       93,029         10,262                          103,291
       Tax-exempt                                     7,141          1,666                            8,807
                                                   --------        -------       --------          --------
                                                    100,170         11,928              0           112,098
     Other interest income                            2,514          2,160                            4,674
                                                   --------        -------       --------          --------
                      TOTAL INTEREST INCOME         387,835         91,994              0           479,829

   Interest Expense:
     Deposits                                       158,188         35,019                          193,207
     Federal funds purchased                          3,006          3,249          5,878 <F1>       12,133
     Repurchase agreements                           21,481            -                             21,481
     Other short-term borrowings                      4,325          1,027          2,325 <F2>        7,677
     Long-term debt                                   6,748          2,766         (2,325)<F2>        7,189
                                                   --------        -------       --------          --------
                     TOTAL INTEREST EXPENSE         193,748         42,061          5,878           241,687
                                                   --------        -------       --------          --------
                        NET INTEREST INCOME         194,087         49,933         (5,878)          238,142
   Provision for Loan Losses                         10,280          2,315                           12,595
                                                   --------        -------       --------          --------
                  NET INTEREST INCOME AFTER
                  PROVISION FOR LOAN LOSSES         183,807         47,618         (5,878)          225,547
   Noninterest Income:
     Service charges on deposits                     23,443          3,483                           26,926
     Trust                                            9,382          2,460                           11,842
     Securities gains, net                              817             44                              861
     Other                                           16,716          6,151                           22,867
                                                   --------        -------                         --------
                                                     50,358         12,138                           62,496
   Noninterest Expense:
     Employee compensation and other benefits        69,142         19,798                           88,940
     Net occupancy                                   17,980          2,937            140 <F3>       21,057
     Equipment                                        8,731          2,440                           11,171
     FDIC insurance premiums                            554          2,230                            2,784
     Other                                           41,979          9,774          4,412 <F4>       56,165
                                                   --------        -------       --------          --------
                                                    138,386         37,179          4,552           180,117
                                                   --------        -------       --------          --------
                 INCOME BEFORE INCOME TAXES          95,779         22,577        (10,430)          107,926
   Income Tax Expense                                32,640          8,758         (2,106)<F5>       39,292
                                                   --------        -------       --------          --------
                                 NET INCOME        $ 63,139        $13,819       $ (8,324)         $ 68,634
                                                   ========        =======       ========          ========

   Primary net income per share                       $2.22          $2.41                            $2.09
                                                   ========        =======                         ========
   Fully diluted net income per share                 $2.18          $2.41                            $2.05
                                                   ========        =======                         ========

   See Notes to Pro Forma Combined Consolidated Statement of Income.


                                    26

                                    MAGNA GROUP, INC.

             NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                         TWELVE MONTHS ENDED DECEMBER 31, 1996
                           (UNAUDITED; DOLLARS IN THOUSANDS)

   <F1> Reflects interest expense on purchase of federal funds used to provide cash for payment to Homeland shareholders, payment of cash for legal and professional fees connected with the Homeland acquisition and payment of cash to repurchase approximately 600,000 shares of Magna Common Stock.

   <F2> Reflects interest reclassification associated with certain Homeland debt instruments reclassified from long-term debt to other short-term borrowings as a result of their 1997 maturities.

   <F3> Reflects amortization expense of purchase accounting adjustment associated with the write-up of certain Homeland fixed assets to fair value.

   <F4> Reflects amortization expense of incremental intangibles as follows:

                                                                              Twelve Months
                                                                                  Ended
                                                                             December 31, 1996
          Goodwill amortization expense resulting from the acquisition of
               Homeland (based on a life of 15 years)                               $6,575
          Less: Historical amortization expense on Homeland's goodwill and deposit base intangibles written off in connection with the
               allocation of the purchase price                                      2,163
                                                                                    ------
                                                                                    $4,412
                                                                                    ======
   <F5> Income tax expense on pro forma adjustments, excluding incremental goodwill amortization expense, is reflected using a tax rate of 35%.


                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 1, 1997

                                 MAGNA GROUP, INC.



                                 By: /s/ Ronald A. Buerges
                                    --------------------------------------------
                                     Ronald A. Buerges, Executive Vice President
                                     and Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit No.                       Description                 Page No.
-----------                       -----------                 --------

                                     None